UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Netflix, Inc.

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Filed by Netflix, Inc.

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 23, 2026

On February 23, 2026, Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc. appeared on “BBC Radio 4 Today” with Amol Rajan. A transcript of the interview can be found below.

Amol Rajan: It’s September 2000, shortly after the dot com bubble had gone pop, a three-year-old company called Netflix was suffering losses and sought a buyer. The year before, some guy called Jeff Bezos had tried to buy Netflix to branch out from his online bookstore — but they said no. Now struggling, they went to a firm called Blockbuster, remember them, seeking a purchase of $50 million. The Blockbuster CEO thought it was a joke. He struggled to contain his laughter and said the “dot-com hysteria” is completely overblown. Today, Blockbuster is widely regarded as a test case in corporate failure to look around corners. Meanwhile, Netflix has reinvented the television and movie business. Across 190 countries, the company has around 325 million subscribers and a market cap of over $330 billion this morning. Almost 20 million of those subscribers are in the UK, and today Netflix is announcing a donation to the National Film and Television School here.

Meanwhile, it is currently embroiled in negotiations over one of the biggest deals in media history. On December 5th, Netflix tabled an $83 billion bid for the streaming services of Warner Bros. Discovery. Three days later, Paramount launched a hostile rival bid for the whole company at $108 billion. Paramount is led by David Ellison, son of Larry Ellison, founder of Oracle and the second richest man alive. The Paramount bid comes from a consortium which previously included Jared Kushner, President Trump’s son-in-law, but still includes several sovereign wealth funds from the Gulf. The board of Warner Bros Discovery has repeated their preference for the Netflix deal, but given Paramount until later today to table a best and final offer. Yesterday, President Trump stepped right back into the deal. Laura Loomer, a MAGA influencer, called on the President to kill the Netflix–Warner deal and Trump reshared that post, saying “Netflix should fire racist, Trump-deranged Susan Rice immediately or pay the consequences.” Rice is on Netflix’s Board, is a former Obama administration diplomat.

It was in that self same year of 2000, when the aborted sale to Blockbuster happened, that Netflix’s then-CEO Reed Hastings made his most important hire. Twenty-six years later, that hire has just been voted the most powerful figure in global entertainment by Variety magazine. He is Ted Sarandos, and he joins us live here in the Today studio in London. Ted, good morning.

Ted Sarandos: Good morning. How are you doing?

Amol Rajan: Very good to see you. Let’s start by talking about the UK. You were here for the BAFTAs last night, and you’re on your way to the National Film and Television School. In that list of 190 countries, America is number one. Where’s Britain?

Ted Sarandos: Right up there. We don’t like to rank them, because it’s important, I think, we treat each place we are at as home. So, we have a great office here in London filled with creative people. It’s hard to wrap our head around but when we do projects in the UK, they’re very British and the intent of our programming in the UK is to be very British. It’s fantastic when a British show connects globally, like Adolescence or Baby Reindeer and it becomes a global phenomenon, but the goal here was for it to be very British.

Amol Rajan: What’s the thinking behind your donation to the National Film and Television School? Where you are heading after this.

Ted Sarandos: We were early supporters. It’s an amazing program. As the UK became very active in film incentive, basically putting AV at the center of the economy, which is exciting. It became very evident there wasn’t enough people in the industry who had the skills to support the level of production that wanted to come. So, the early on was let’s plant seeds, and get more skilled crews in the UK and get people some opportunity that may not have had it in the past. By the way, it’s been a model for other programs around the world since it’s opened.

Amol Rajan: It’s interesting you say you want your shows here to be British, because there are people here in the TV industry, more so perhaps than the 20 million or so subscribes you got that feel a bit threatened by you. So just a few weeks ago, the BBC former Director General who you know well Tony Hall, wrote a piece in The Guardian with the headline: “The BBC tells the story of Britain in a way Netflix cannot.” It’s worth saying, he was very much pains to say how much he loves your shows, it was a very nice, a very flattering article but he did write the truth is, this is Tony Hall’s words, “But the truth is that what the streamers like Netflix, Amazon or Apple are making is content that will work on an international scale. And the total number of hours they make about the UK is not in the tens of thousands that the public service broadcasters produce.” Why do you think there are so many people in the TV industry here – while feeling admiration for you – feel somewhat threatened by you?

Ted Sarandos: You know success I think brings some of that. I think it’s an interesting observation. But like I said, our teams here are 100% British, the writers, and directors and creators of these programming are all British. This isn’t like an American coming in and you know something with a British accent, and so I’m always taken aback by that claim a little bit.

Right now, we have 59 productions happening here in the UK. Only about 17 or so are import, not British projects filming here. So, our level of commitment both to the creative community in the UK is unchallenged. And I don’t think we’re trying to reshape what it is to be British, these are actually just stories that might I think may have fallen through the cracks, some that have been able to find a very big audience which gives us the, I guess the courage to take some big swings and do things that are slightly unconventional. I think Adolescence was a good example of that, but I think Baby Reindeer is probably even more so in terms of so a very British story, not right up the middle by any stretch. And I think you know Jack Thorne, for what he did with Adolescence, which is like that too, which is an incredibly British story. A very old way to tell a story and I think people connected to it in a way, not because it was or wasn’t British, but in the UK I think people definitely because it was British.

Amol Rajan: I was gonna say they had a very British cast and crew, as well. There’s a flip side to this – maybe one aspect of your success, what’s happening int the industry more broadly, has led to this huge inflation, and you’re a very rich company, you’re rich because there’s a lot of people because of what you do. There are arguments that some people make here which is that crowd of UK shows and UK television, so some Committee MPs said last year that major streamers commit to pay 5% of UK subscriber revenue into a cultural fund to help fire this drama with British audiences is in mind. Is that unreasonable?

Ted Sarandos: I think that this business is very economically sound, I think incentive works much better than obligation. And I think that the UK has benefited greatly from the incentive to produce here versus the and having a lot of obligations can make it more difficult to produce somewhere, can override the economic benefits of the incentive. So, in general, what I’d say is there’s some equilibrium in entertainment. Many things get made, at many various budgets, at different levels of intimacy, with the crowd. And I think that you find so many buyers, you know, BBC, and ITV, broadcast is still about a third of all viewing in the UK. So, it’s not like it’s been crowded out.

Amol Rajan: They used to be a lot more crowded, there used to be a lot more though, maybe they feel the loss there more acutely. What they would say is, would Netflix, and you hear this very often, you’ve heard it many times from influential people like Peter Kazminsky, you say, would Netflix make a “War Four?” Would Netflix make a “Mr. Bates vs the Post Office?”

Ted Sarandos: I would have made it in a heartbeat. I’m shocked that people, especially that example, Mr. Bates was phenomenal, I wish we would’ve made it.

Amol Rajan: Okay. Let’s talk about this Paramount deal. It’s worth saying that lots of people around the world like your company very much so much so they pay you every month. If your bid for Warner Bros. is successful, those people will get more shows. Just so that your argument is why or the argument that you made to Warner Bros. and to President Trump, why should they do a deal you rather than Paramount?

Ted Sarandos: Well, look, I think it’s a long list of reasons, but at the end of the day, it’s a business transaction, so you have to come up with the best deal. And that’s a process we’re still in. We ultimately had the best offer. They accepted, they recommended to their Board that they approve the deal. Recently, we opened up a seven-day window for them to revisit the ongoing Paramount deal, mostly because Paramount was continuing to try to disrupt this deal, but in ways that were not clear, so just mostly confusing to the to the Warner Brothers shareholders. So I said, take seven days, figure out what your deal is, make sure that what’s committed and what isn’t committed, and then we’ll assess it from there. But I would say the reason why you would do a Netflix deal versus this Paramount deal, our deal is growth. We’ve been growing and growing and growing this business since we started. We’ve been growing like in the UK, we’ve spent $6 billion original programming in the UK since 2020, we have created 50,000 jobs in this economy. So, in the other model, in the Paramount model, it’s the classic horizontal media mergers that are always bad for consumers, always bad for creators, because basically they’re just taking just taking is two studios and collapsing them to one. There’s five major studios left in Hollywood. If the Paramount deal were to go through, it would be four.

Amol Rajan: It’s ironic you say that because when you read all of the reporting of this deal, there’s often this narrative that Paramount represents a kind of nostalgic romantic ideal of old Hollywood, and here comes Netflix, the disrupter, who’s the enemy of the cinema world. And it’s interesting, this isn’t necessarily just Paramount paranoia, because people like James Cameron, who’s an icon of cinema, you must know him very well, was moved to write to the chair of the Senate Antitrust Subcommittee to say, and I quote you, Mr. James Cameron, I believe strongly that the proposed sale of Netflix, to Netflix will be disastrous for the theatrical motion picture business I’ve dedicated to my life’s work to. And that’s got to hurt.

Ted Sarandos: You know what it doesn’t hurt, it was quite confusing. I had personally met with James on December 20th. And we talked through our commitment to 45-day theatrical exclusivity for the Warner Bros. slate.

Amol Rajan: It’s about protecting cinema.

Ted Sarandos: Yeah, of course, of course, it’s what he does, it’s all he does. And if you look at it and say, and I told him, we spent five minutes of our conversation on that, and we talked mostly about these glasses that he’s developing for Meta to have movies at home. So, to have him come out with such an impassioned statement seemed disingenuous.

Amol Rajan: So, when he says the business model of Netflix is directly at olds with the theatrical film production and exhibition business—

Ted Sarandos: Completely untrue. The best thing for our business is that people love movies and television, and the best way you love movies is just to watch them at home, in the theaters, wherever you, wherever you want to watch them. Think about yourself as a consumer. If you go out for the night, you buy a movie ticket. You see a movie, it blows your mind. When you come home, what’s the next thing you want to do? Watch another movie. So, for me, it’s very important, and we don’t lose any business to the movie theaters. In fact, like I said, the more people see movies, the better, deeper, richer relationship they have with movies. And that’s a good thing. And I think by the way, it feeds both ways that Netflix, an average Netflix member watches seven movies a month. An average person, this is US, but average person in the US goes to the cinema twice a year. So we this is, this is the lifeblood of that of this economy. And I think people know they are they are very romantically attached to the idea of going to like a movie palace and the curtain is opening and watching a movie with 2000 people. But that’s not exactly how people are experiencing.

Amol Rajan: I guess you know, it’s not a zero sum game, you can have both in the same place.

Ted Sarandos: One and one is five, is what I believe.

Amol Rajan: When you pay Donald Trump a visit to speak to him directly about this deal. What was the argument you made to him?

Ted Sarandos: Growth. Growth in the economy. This is a vertical merger. We’re buying assets that we don’t currently have, so we’re buying a movie studio and a distribution entity that we don’t currently have. We’ll be adding to the market, where Paramount has committed that they’re gonna take cuts, $6 billion out of the business. right away and then de-lever that business after this deal closes. They would need to spend – cut – an additional $16 billion. So you look at that and think, wow, this industry would be much smaller under that ownership than it would be under Netflix ownership.

Amol Rajan: You’ve got to deal with the world as it is, not as you’d like it be, so you’ve got to be very diplomatic. But what was your response, what is your response to what President Trump said yesterday, according to the sacking of Susan Rice who’s on your Board?

Ted Sarandos: Yeah, this is a business deal, it’s not a political deal. This deal is run by the Department of Justice in the U.S. and regulators have cleared up throughout, through Europe and around the world.

Amol Rajan: Is it quiet fair for the President to be weighing in on this kind of stuff.

Ted Sarandos: Yeah, he likes to do a lot of things on social media.

Amol Rajan: You have the First Amendment. We’ve got highly regulated broadcast media here. We’ve also got very impressive newspapers, and you’ll know that recently in this country, there was a big ruckus over the idea of Abu Dhabi’s royal family owning a part of The Daily Telegraph through this group called RedBird capital. And RedBird Capital are also involved in the Paramount deal on the other side of this negotiation, and if Paramount was successful, it would give them partial control over CNN and CBS, two news networks. Do you think it’s wrong in principle, for foreign governments to have any sort of financial ownership with news networks?

Ted Sarandos: I think it’s a bad idea. Typically, they have several sovereign wealth funds, again, in the Paramount deal, again a part of the world that is not very big on the First Amendment. So, and the Board can even come up with this idea that they’re not going to have any editorial control, or it seems very odd to me, with the level of investment that we’re talking about, that they’d have no influence or editorial control over media in another country.

Amol Rajan: And to be clear if Paramount came later today and said we have gotten an improved offer. Are you prepared to increase your offer?

Ted Sarandos: I don’t want to do hypotheticals. So, this is part of the process. We very much like the deal where we’re at right now. We’re very disciplined buyers, and we always have been. So, I think this is a spectacular opportunity at a price, and we had to figure out what that price – this is all process of price discovery.

Amol Rajan: We’re very committed to fairness, so if David Ellison would like to come on this program and make the case of Paramount, we would be delighted to hear from you. Let’s talk about – did you see him when he was here?

Ted Sarandos: No.

Amol Rajan: The invitation has just been –

Ted Sarandos: I wouldn’t have missed this.

Amol Rajan: It would’ve been a great show. Let’s talk about the wider industry. Is YouTube now your main rival, more so than any other streaming service?

Ted Sarandos: Well, look, we identified YouTube as a competitor 10 years ago. If you go back and look at all of our earnings calls and our public announcements, we’ve always identified YouTube as a potential competitor. In the last several years, they’ve become much more meaningful. Here in the UK, as you know, they’re growing faster than everybody else. About 55% of all YouTube watching is now on the television. It’s not on your phone, it’s not on your laptop, so it is clearly a television competitor. And remember, that’s a zero-sum game. The time that you spend on a connected TV, if you’re watching one app, you’re not watching broadcast, you’re not watching BBC, you’re not watching ITV, and you’re not watching any other streaming service, including Netflix. So, when you look at that, you say, of course, this is a landscape, and they are today, about close to 9% of television time in the UK. And what surprises me all the time is the studios and the networks around the world, including the BBC, actually, just continue to feed them free programming. And of course, they’re growing so fast. And then people make an argument, whether or not it’s television, it is literally television. So, in other words, I actually think there’s a great opportunity. What this says is, it’s a recognition that consumers change their habits. How people watch, how young people watch, particularly because it’ll influence the next several decades of television. But I think that there is probably a better distribution relationship than just turning over your content and making pennies on the dollar.

Amol Rajan: Let’s talk about podcasts, when I interviewed you in 2019, I asked why you weren’t going to go to live sports, and you said, I love live sports. My question is just always what’s the best way to spend the next 10 billion. You’ve since then moved into live sports, and you’ve also moved into podcasts. So you’ve got football, the World Cup. How do you see podcasts in Netflix’s future?

Ted Sarandos: So, I actually think podcasts are just an extension of chat shows. It’s like it’s the new generation of chat shows, where you don’t have to make one show that appeals to everybody the way, you know, I grew up with Johnny Carson, you know, 40, 45 million people used to watch the show every night. But now, with podcasting, you do have a much more passionate, but often smaller, more specialized audience, and you can support hundreds or thousands of them. I think there’s a million podcasts now, literally around the world.

Amol Rajan: Some better than others.

Ted Sarandos: Exactly.

Amol Rajan: When they come with, they come with a cash flow which can be refreshed every single week, and they’re pretty low to produce at low cost.

Ted Sarandos: Yeah, which lowers the expectation of the need for, you know, for the big guy who’s bigger and broader all the time.

Amol Rajan: So do you think podcast will be an increasingly big part of your future? Because the executive producer behind the Night Manager, who we spoke to recently, said that future television is very expensive, and very cheap, it’s going to kind of bifurcate in that way. Is that your sense?

Ted Sarandos: It’s something like that, but I think what it is is just when people have a lot of choices, you can support a broad variety of genres and formats and ambitions, actually. And I think in the world where YouTube is growing in engagement, they’re not really investing much, you know, in people. So, the creators have to make, take their own make their own choices, and have to make, put up their own money. And if it connects, there might be some, you know, some money back in the form of revenue, share of the advertising. But it ends, at the end of the day, ends up being pennies on the dollar to the industry, so I think it totally could be a much more diverse industry. But I also think that people flee to quality and look for kind of ambitious storytelling. But I think that more things can exist on television because of these new kind of direct-to-consumer models.

Amol Rajan: That’s it for the BBC, Ted Sarandos of Netflix, thank you very much for coming in today.

Ted Sarandos: Thank you.

Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Proxy Statement was first mailed to WBD stockholders on or around February 17, 2026. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND

RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about Netflix and WBD, without charge, at the SEC’s website, https://www.sec.gov. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

Participants in the Solicitation

Netflix, WBD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WBD in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of WBD and other persons who may be deemed to be participants in the solicitation of stockholders of WBD in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the Proxy Statement, which has been filed by WBD with the SEC. Information about WBD’s directors and executive officers is set forth in WBD’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 23, 2025, WBD’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent filings with the SEC. Information about Netflix’s directors and executive officers is set forth in Netflix’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 17, 2025, and any subsequent filings with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement regarding the proposed transaction. Free copies of these documents may be obtained as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, completing the separation of WBD’s Discovery Global business (“Discovery Global”) and Warner Bros. business, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of WBD’s and Netflix’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Netflix and WBD; (iii) Netflix’s and WBD’s ability to implement their business strategies; (iv) consumer viewing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Netflix, WBD or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Netflix’s or WBD’s business, including current plans and operations; (vii) the ability of Netflix or WBD to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Netflix’s common stock; (x) legislative, regulatory and economic developments affecting Netflix’s and WBD’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Netflix and WBD operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Netflix’s or WBD’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Netflix’s or WBD’s ability to pursue certain business opportunities or strategic transactions; (xv) failure to receive the approval of the stockholders of WBD; (xvi) the final allocation of indebtedness between WBD and Discovery Global in connection with the separation could cause a reduction to the consideration for the proposed transaction; (xvii) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections, and inherent uncertainties involved in the estimates and judgments used to estimate the differences between WBD’s Global Linear Networks segment results and the expected results of Discovery Global; and (xviii) volatility or a decline in the market price for Discovery Global common stock following the separation. Discussions of additional risks and uncertainties are contained in Netflix’s and WBD’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the proposed transaction. While the list of factors presented here and in the Proxy Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Netflix’s or WBD’s consolidated financial condition, results of operations or liquidity. Neither Netflix nor WBD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.